EXHIBIT 11 (Unaudited)

COMPUTATION OF NET EARNINGS PER SHARE

                                                         BASIC                         DILUTED
                                                  Three Months Ended             Three Months Ended
                                                     September 30,                  September 30,
                                              --------------------------     --------------------------
                                                  1999           1998            1999           1998
                                              -----------    -----------     -----------    -----------
Net income (loss)                                 605,328    $  (279,647)        605,328    $  (279,647)
                                              =========================================================

Weighted average common
shares outstanding                              5,957,470      5,767,700       5,957,470      5,767,700
                                              ===========    ===========

Weighted average common share equivalents:
    Options and warrants                               --             --         776,670             --
                                                                             -----------    -----------

Weighted average common
    shares and common share
    equivalents                                 5,957,470      5,767,700       6,734,140      5,767,700
                                              =========================================================

Net income (loss)  per share                  $       .10    $      (.05)    $       .09    $      (.05)
                                              ===========    ===========     ===========    ===========


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